Exhibit 99.4

NW18 HSN HOLDINGS PLC

10 Diomidous Street, Alphamega Akropolis Building,

3rd Floor, Office 401, 2024 Nicosia, Cyprus

Phone: +357 22 361 604 | Fax: +357 22 361 650

April 2, 2014

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

The undersigned, on behalf of NW18 HSN Holdings Plc (the “Company”), hereby represents the following:

(i) the latest audited financial statements that appear in the Company’s Registration Statement on Form F-1 (the “Registration Statement”) being filed on the date hereof are as of and for the year ended March 31, 2013 and as such, are now more than 12 months old;

(ii) the Company is not currently required to have more recent audited financial statements in any other jurisdiction outside the United States;

(iii) inclusion of more recent audited financial statements in today’s filing of the Registration Statement would have been impracticable and would have involved undue hardship to the Company; and

(iv) prior to the effectiveness of the Registration Statement, the Company will amend the Registration Statement to include audited financial statements that are less than 12 months old as of the date of filing of such amendment.

Very truly yours,

Name:	Raghav Bahl
Title:	Director